                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            NATIONAL SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
   [LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 26, 1997

    NOTICE is hereby given that the Annual Meeting of Stockholders of NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Company"), will be held at 10:00 A.M., California time, on September 26, 1997, in the Grand Ballroom of the Sofitel Hotel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

    1.To elect a Board of eight Directors;

    2.To approve amendments to the Director Stock Plan;

    3.To approve the adoption of the Director Stock Option Plan; and

    4.To transact such other business as may properly come before such meeting or any adjournments thereof.

    The record date for the meeting is the close of business on August 1, 1997 and only the holders of Common Stock of the Company on that date will be entitled to vote at such meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                                     [SIG]
                                          JOHN M. CLARK III
                                          SECRETARY

August 15, 1997

                        PLEASE RETURN YOUR SIGNED PROXY

PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING. IT WILL, HOWEVER, HELP ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

   [LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090

          PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 1997

                     SOLICITATION OF PROXY AND REVOCABILITY

    This Proxy Statement is furnished to stockholders of NATIONAL SEMICONDUCTOR CORPORATION (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1997 Annual Meeting of Stockholders of the Company to be held on September 26, 1997 or any adjournments thereof. Proxies in the form enclosed, which are properly executed by stockholders, returned to management, and not revoked, will be voted at such meeting and, where specification is made on the ballot, will be so voted. Proxies received without specification, unless revoked, will be voted for management's proposals.

    Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and the election to vote in person.

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxies, and any additional material which may be furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of stock held in their names. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone or telegraph. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Rd., Carlstadt, New Jersey 07072-2586 to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $6,500 plus out-of-pocket expenses, and Boston EquiServe, L.P., P.O. Box 1628, Boston, Massachusetts 02105-9903 to assist in the counting of proxies for a fee of approximately $3,850 plus out-of-pocket expenses. August 15, 1997 is the approximate date this Proxy Statement and accompanying proxy first will be sent to stockholders of the Company.

                             ELECTION OF DIRECTORS

    It is recommended that the Board of Directors for the ensuing year consist of the eight directors who presently constitute the Board. Directors elected at the meeting will be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or unwilling to serve as a director.

    The following table indicates the age, principal occupation or employment of each nominee and the year in which each nominee became a director of the Company.

                                                                                             DIRECTOR
NOMINEE                            PRINCIPAL OCCUPATION DURING LAST FIVE YEARS      AGE(1)     SINCE
------------------------------  --------------------------------------------------  ------   ---------
Brian L. Halla................  Chairman of the Board, President and Chief             50        1996
                                Executive Officer of the Company(2)

Gary P. Arnold................  Chairman, President and Chief Executive Officer of     55        1989
                                  Analogy, Inc.(3)

Robert Beshar.................  Attorney -- self-employed                              69        1972

Modesto A. Maidique...........  President, Florida International University(4)         57        1993

Edward R. McCracken...........  Chairman and Chief Executive Officer of Silicon        53        1995
                                  Graphics, Inc.(5)

J. Tracy O'Rourke.............  Chairman and Chief Executive Officer of Varian         62        1992
                                  Associates, Inc.(6)

Charles E. Sporck.............  Retired(7)                                             69        1967

Donald E. Weeden..............  Chairman of the Board of Weeden Securities             66        1962
                                  Corporation(8)

------------------------

(1) Age is at May 25, 1997, the last day of the Company's fiscal year.

(2) Mr. Halla joined the Company in May 1996. Prior to joining the Company, he was Executive Vice President of LSI Logic Products at LSI Logic Corporation and held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group.

(3) Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. until October, 1992. Mr. Arnold also served as Vice President, Finance and Chief Financial Officer of the Company from 1983 to 1990. Mr. Arnold is a director of Analogy, Inc.

(4) Dr. Maidique is a director of Carnival Corporation.

(5) Mr. McCracken is a director of Silicon Graphics, Inc. and Minnesota Mining and Manufacturing Company.

(6) Mr. O'Rourke is a director of Varian Associates, Inc. and NextLevel Systems, Inc.

(7) Mr. Sporck was the President and Chief Executive and Operating Officer of the Company until retirement in June 1991. Mr. Sporck is a director of Analogy, Inc.

(8) Mr. Weeden retired as Chief Executive of Weeden & Co., L.P., security dealers in April 1995. Mr. Weeden is a director of UAS Automation Systems, Inc. and JMC Group Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    During fiscal year 1997, the Board of Directors held seven meetings and acted twice by consent without a meeting. All nominees for director attended more than 75% of the aggregate number of meetings of the Board and committees of the Board on which they served during the year.

    During fiscal 1997, the Audit Committee of the Board met four times. This committee has the responsibility to review and approve the scope of the annual audit; to recommend to the Board the appointment of the independent public accountants; to interview the independent public accountants for review and analysis of the Company's financial staff, systems, and adequacy of controls; and to review any non-audit services of the independent public accountants. Current members of the Audit Committee are Messrs. Arnold, Beshar, McCracken and Weeden.

    The Stock Option and Compensation Committee of the Board, which held eight meetings and acted once by consent without a meeting during fiscal 1997, has the responsibility for administering the Company's various stock option plans, reviewing and evaluating the Company's compensation programs and plans, and establishing and administering the compensation policy and executive pay programs of the Company for the Company's executive officers, including setting compensation, base salary, bonuses and other incentive awards. This committee also has the responsibility to make recommendations to the Board concerning amendments to the stock option plans and certain other compensation plans and, in certain instances, to make amendments to such plans. The current members of this committee are Messrs. Maidique, O'Rourke and Weeden.

    The Director Affairs Committee of the Board, which held four meetings during fiscal 1997, has the responsibility to make recommendations to the Board on nominees to be designated by the Board for election as directors, and to review and make recommendations to the Board concerning corporate governance policies and procedures. The members of this committee are Messrs. Arnold, Beshar, Maidique, O'Rourke and Sporck. Any stockholder who wishes to recommend a prospective nominee for the Board for the Director Affairs Committee's consideration may write: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 1090 Kifer Road, M/S 16-100, Sunnyvale, California 94086-3737.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the current members of the Stock Option and Compensation Committee are Messrs. Maidique, O'Rourke and Weeden. The members of the Stock Option and Compensation Committee do not have any compensation committee interlocks or insider participation and there are no other interlocks or insider participation to report.

DIRECTOR COMPENSATION

    Each non-employee director receives an annual fee of $20,000, $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Committee chairmen receive an additional annual chairman's fee of $5,000. In addition, each director is reimbursed for expenses incurred in connection with these meetings. During fiscal 1997, Mr. Beshar also received an additional fee of $12,000 for legal services provided to the Board.

    Under the Director Stock Plan, non-employee directors automatically receive 1,000 shares of the Company's Common Stock (i) upon their date of appointment to the Board; and (ii) on the date of each subsequent reelection to the Board by the stockholders. During fiscal 1997, non-employee directors each were issued 1,000 shares of the Company's Common Stock on September 27, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10 percent of the Company's Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transactions in the Company's securities, and furnish the Company copies of all such reports they file. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended May 25, 1997 were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders, with the exception of the late filing by Mr. Weeden, a director of the Company, of one Form 4 reporting the acquisition of Common Stock of the Company and the late filing by Mr. Sporck, a director of the Company, of one Form 4 reporting the disposition of the Common Stock of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES. IN ORDER TO BE ELECTED, A NOMINEE FOR DIRECTOR MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock (its only class of equity securities outstanding) as of June 22, 1997 by each director and nominee, the individuals named in the Summary Compensation Table, and all directors and executive officers as a group:

COMMON STOCK

                                                                        AMOUNT AND NATURE OF  PERCENT OF
NAME OF BENEFICIAL OWNER                                                BENEFICIAL OWNERSHIP     CLASS
----------------------------------------------------------------------  --------------------  -----------
Brian L. Halla........................................................       1,177,527(1)          *
Gary P. Arnold........................................................           5,000             *
Robert Beshar.........................................................         140,260(2)          *
Modesto A. Maidique...................................................           4,000             *
Edward R. McCracken...................................................          38,000             *
J. Tracy O'Rourke.....................................................           5,500             *
Charles E. Sporck.....................................................          91,847             *
Donald E. Weeden......................................................           8,500(3)          *
Patrick J. Brockett...................................................          43,383(4)          *
Donald Macleod........................................................         129,728(5)          *
Douglas M. McBurnie...................................................          56,635(6)          *
Robert M. Penn........................................................          41,659(7)          *
Kirk P. Pond..........................................................         170,186(8)          *
All directors and executive officers as a group.......................       2,085,736(9)        1.43%

------------------------

 *  Less than 1 percent

(1) Includes 150,000 shares of restricted stock held by Mr. Halla and 1,000,000 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2) Includes 24,510 shares owned by Mr. Beshar's adult children in respect of which Mr. Beshar disclaims beneficial ownership.

(3) Includes 3,500 shares held by a trust of which Mr. Weeden is a beneficiary.

(4) Includes 258 shares held by a trust of which Mr. Brockett is a beneficiary and 43,125 shares which Mr. Brockett has the right to acquire within 60 days through the exercise of stock options.

(5) Includes 890 shares owned by a trust of which Mr. Macleod is a beneficiary and 107,425 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(6) Includes 135 shares owned by a trust of which Mr. McBurnie is a beneficiary and 56,500 shares which Mr. McBurnie has the right to acquire within 60 days through the exercise of stock options.

(7) Includes 159 shares owned by a trust of which Mr. Penn is a beneficiary and 41,500 shares which Mr. Penn has the right to acquire within 60 days through the exercise of stock options.

(8) Includes 3,000 shares owned by the estate of Mr. Pond's wife and 148,000 shares which Mr. Pond has the right to acquire within 60 days through the exercise of stock options.

(9) Includes 434 shares owned by spouses, 3,000 shares owned by the estates of deceased spouses, 24,510 shares owned by adult children in respect of which beneficial ownership is disclaimed, 8,857 shares owned by trusts of which the officer and/or director is a beneficiary and 1,518,425 shares which can be acquired within 60 days through the exercise of stock options.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers during fiscal 1997, and one other executive officer who is no longer with the Company (collectively hereinafter referred to as the named executive officers) for the last three fiscal years ended May 28, 1995, May 26, 1996 and May 25, 1997:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                           LONG-TERM COMPENSATION
                                                                                                        ----------------------------
                                                                                                                   AWARDS
                                                                                                        ----------------------------
                                                                  ANNUAL COMPENSATION                                    SECURITIES
                                                           ----------------------------------            RESTRICTED      UNDERLYING
           NAME AND                                          SALARY                 BONUS               STOCK AWARDS      OPTIONS
      PRINCIPAL POSITION                     YEAR             ($)                  ($)(2)                    ($)           (#)(3)
------------------------------               ----          ----------           -------------           -------------   ------------
Brian L. Halla                               1997          $ 632,500            $  1,000,000                                500,000
 Chairman, President and                     1996             40,000                                    $3,250,000(7)       500,000
 CEO(6)                                      1995

Patrick J. Brockett                          1997            322,289                 255,000                                100,000
 Executive Vice President,                   1996            299,241                  99,128                                 27,000
 Worldwide Sales, Marketing                  1995            270,217                 206,256                                 13,000

Donald Macleod                               1997            316,440                 370,000                                100,000
 Executive Vice President,                   1996            289,419                  97,502                                 13,000
 Finance and Chief Financial                 1995            267,236                 206,256                                 13,000
 Officer

Douglas M. McBurnie                          1997            303,268                 322,000                                100,000
 Senior Vice President and                   1996            250,580                  90,750                                 54,000
 General Manager,                            1995            208,468                 147,000(9)                              26,000
 Communications and Consumer
 Group(8)

Robert M. Penn                               1997            276,889                 330,000                                100,000
 Senior Vice President and                   1996            228,964                  78,402                                 24,000
 General Manager, Analog Group               1995            186,709                  95,000                                  6,000

Kirk P. Pond                                 1997            424,131               3,000,000(11)                            100,000
 President and CEO, Fairchild                1996            414,521                 146,300                                 18,000
 Semiconductor(10)                           1995            400,009                 350,000                                 20,000


                                   PAYOUTS
                                -------------        ALL OTHER
           NAME AND             LTIP PAYOUTS        COMPENSATION
      PRINCIPAL POSITION           ($)(4)              ($)(5)
------------------------------  -------------     ----------------
Brian L. Halla                                    $        25,858
 Chairman, President and
 CEO(6)
Patrick J. Brockett                                        23,273
 Executive Vice President,           $248,951              21,442
 Worldwide Sales, Marketing           311,702              21,733
Donald Macleod                                             22,708
 Executive Vice President,            248,951              20,708
 Finance and Chief Financial          302,111              21,349
 Officer
Douglas M. McBurnie                                        15,016
 Senior Vice President and                                 12,963
 General Manager,                                          14,113
 Communications and Consumer
 Group(8)
Robert M. Penn                                             13,555
 Senior Vice President and                                 12,707
 General Manager, Analog Group                             13,458
Kirk P. Pond                                              770,407
 President and CEO, Fairchild         311,190              34,292
 Semiconductor(10)                    407,610              35,081

------------------------

(1) As to the columns omitted, the answer is none.

(2) Bonuses paid under the Company's Executive Officer Incentive Plan or the Key Employee Incentive Plan, except as noted.

(3) Options granted under the Stock Option Plan. Excludes options and purchase rights granted under the Employees Stock Purchase Plan.

(4) LTIP Payouts are made under the Performance Award Plan, which had its first payout at the end of fiscal 1995. Messrs. Halla, McBurnie and Penn were not participants in the Performance Award Plan cycles that paid out at the end of fiscal 1995 and 1996 and there was no payout at the end of fiscal 1997. Awards are paid partly in cash and partly in stock and the payout amount shown is a total of the fair market value of the stock on the payout date plus the cash portion of the award. The Company has ceased to grant target awards, which are expressed in Performance Award Plan units, under the Performance Award Plan.

(5) Consists of the following:

    (a) contributions and allocations to the Company's defined contribution retirement plans:

                              MR. HALLA   MR. BROCKETT  MR. MACLEOD   MR. MCBURNIE   MR. PENN    MR. POND
                             -----------  ------------  ------------  -------------  ---------  -----------
1997.......................   $  25,164    $   17,567    $   16,976     $  14,704    $  13,269   $  16,895
1996.......................           0        16,312        15,554        12,562       12,338      24,560
1995.......................           0        17,113        16,707        13,755       13,124      26,190

    (b) value of life insurance premiums paid by the Company for term life insurance:

                              MR. HALLA   MR. BROCKETT  MR. MACLEOD   MR. MCBURNIE   MR. PENN    MR. POND
                             -----------  ------------  ------------  -------------  ---------  -----------
1997.......................   $     694    $    5,706    $    5,732     $     312    $     286   $  10,758
1996.......................           0         5,130         5,154           401          369       9,732
1995.......................           0         4,620         4,642           358          334       8,891

    (c) For Mr. Pond only, includes $742,754 paid under his severance agreement.

(6) Mr. Halla joined the Company in May 1996.

(7) Value shown is based on the closing market price on date of grant. The total number of shares of restricted stock held by Mr. Halla at the 1997 fiscal year end was 150,000, valued at $4,200,000, based on the closing market price on the last trading day of the fiscal year. 200,000 shares of restricted stock were awarded in fiscal 1996 to Mr. Halla. The restrictions on the restricted stock lapse in equal amounts of 50,000 shares over a period of four years on each anniversary of the grant date, commencing May 3, 1997. Although the Company has never paid dividends on its common stock, if any dividends are paid, they will be paid on the restricted stock.

(8) Mr. McBurnie left the Company in August 1997.

(9) Includes $50,000 paid to Mr. McBurnie as a sign-on bonus.

(10) Mr. Pond left the Company in March 1997 upon completion of the disposition of the Fairchild Semiconductor ("Fairchild") organization.

(11) Bonuses paid under Mr. Pond's retention agreement. Excludes $461,138 in bonus paid under the Company's Executive Officer Incentive Plan, liability for which was assumed by Fairchild.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options in fiscal 1997 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                                SHARES
                                              UNDERLYING      % OF TOTAL
                                                OPTIONS     OPTIONS GRANTED   EXERCISE OR               GRANT DATE
                                                GRANTED     TO EMPLOYEES IN   BASE PRICE   EXPIRATION  PRESENT VALUE
NAME                                            (#)(1)      FISCAL YEAR(2)     ($/SH)(3)      DATE        ($)(4)
--------------------------------------------  -----------  -----------------  -----------  ----------  -------------
Brian L. Halla..............................     500,000            6.81       $   16.25    5-27-06     $ 4,965,188
Patrick J. Brockett.........................     100,000            1.36           15.50     7-9-06         879,935
Donald Macleod..............................     100,000            1.36           15.50     7-9-06         879,935
Douglas M. McBurnie.........................     100,000            1.36           15.50     7-9-06         879,935
Robert M. Penn..............................     100,000            1.36           15.50     7-9-06         879,935
Kirk P. Pond................................     100,000            1.36           15.75    6-19-06         894,128

------------------------

(1) Options granted under the Stock Option Plan during fiscal 1997. Options are granted at fair market value at date of grant exercisable over the optionee's period of service with the Company, measured from the grant date, from six months to four years after the date of grant. Each option has a maximum term of ten years and one day, subject to earlier termination in the event of the optionee's termination of employment with the Company.

(2) A total of 7,343,045 options were granted to employees, including executive officers, during fiscal 1997.

(3) The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or in a combination of cash and stock. The Stock Option and Compensation Committee (the "Committee") permits payment of all or part of applicable withholding taxes due upon exercise of the option by withholding of shares, valued at the fair market value of the Company's Common Stock on the date of exercise, otherwise issuable upon exercise of the option.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk free rate of return of 6.25%, no dividend yield, time of exercise of ten years, discount for vesting restrictions of 0%-3% per year, and annualized volatility of 37.6% (based on historical stock prices for five years preceding the grant date).

OPTION EXERCISES

    The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                                        NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                       UNEXERCISED        VALUE OF UNEXERCISED
                                                                       OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                       FY-END (#)           AT FY-END ($)(3)
                                                        VALUE      -------------------  ------------------------
                                   SHARES ACQUIRED    REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                               ON EXERCISE (#)     ($)(2)         UNEXERCISABLE          UNEXERCISABLE
---------------------------------  ---------------  -------------  -------------------  ------------------------
Brian L. Halla...................             0      $         0       1,000,000/0           $11,750,000/0
Patrick J. Brockett..............        47,250        1,075,969     18,125/128,375        138,438/1,405,313
Donald Macleod...................             0                0     82,425/117,875       1,623,963/1,343,438
Douglas M. McBurnie..............             0                0     26,500/153,500        193,500/1,570,000
Robert M. Penn...................             0                0     16,500/123,500        123,813/1,368,438
Kirk P. Pond.....................        50,000        1,192,750        174,000/0             2,010,250/0

------------------------

(1) Excludes any shares that can be acquired under the Company's Employees Stock Purchase Plan.

(2) Market value of the underlying shares based on the opening price of the Company's Common Stock on the date of exercise less the exercise price.

(3) Represents the difference between $28.00, the market price of the Company's Common Stock at fiscal year end, and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has traditionally not used employment contracts for its executive officers or entered into special compensatory plans or arrangements for compensation of executive officers upon termination of employment or change in control of the Company. Upon termination of employment, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Executive officers whose employment is terminated by the Company by reason of reduction-in-force have received under Company practice salary and benefits for six months to one year after the date of termination. In addition, the Company has a program to provide medical and dental coverage for one retired director and certain other retired officers at the vice president or higher level appointed by the Board, with the amounts paid by the Company for coverage treated as income to the recipient.

    The Board has adopted a retirement policy for members of the Board of Directors providing for the payment of the annual director's fee (currently $20,000 per year) for a period of one half of the number of years the director served on the Board, with such payments limited to a maximum of twelve years. One retired director is currently receiving payments under this policy. The Company also has entered into a ten year consulting agreement with Peter J. Sprague, who retired from the Board of Directors and his position as Chairman of the Board in 1995 after thirty years of service, providing for the payment of $250,000 per year. In conjunction with the adoption of the Director Stock Option Plan discussed below, the Board terminated the retirement policy for all current directors who have served for less than six years and all future directors.

    In July 1996, the Company entered into a Retention Agreement with Kirk P. Pond, which assigned to Mr. Pond full management responsibility for the Company's logic and memory product lines, including the manufacturing operations related thereto, which comprised a substantial portion of the Fairchild organization. As amended during the fiscal year, the Retention Agreement provided that compensation for this assignment was Mr. Pond's salary at the rate of $418,000 per annum, a stock option for 100,000 shares, vesting for which was accelerated upon completion of the Fairchild disposition, an incentive under the Executive Officer Incentive Plan based on the cash flow generated by the logic and memory business units, and an incentive based on the value received by the Company upon the sale or other disposal of Fairchild. In addition, Mr. Pond agreed to enter into a severance agreement providing for certain payments upon completion of the Fairchild transaction and crediting of additional service towards any payout on two cycles on the Performance Award Plan, the Company's long term incentive plan then in effect. The incentives paid Mr. Pond under the Retention Agreement totalled $3,461,138, $461,138 of which was paid by Fairchild after the Fairchild transaction was completed, and amounts paid Mr. Pond under the severance agreement totalled $724,754.

               STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Stock Option and Compensation Committee (the "Committee") of the Board of Directors has furnished the following report on executive compensation:

    COMPENSATION PHILOSOPHY

    Under the supervision of the Committee, the Company has implemented compensation policies, plans and programs designed to enhance the Company's profitability and stockholder value by seeking to align the financial interests of the Company's senior managers with those of its stockholders. As a general rule, base salaries are set at levels competitive to the electronics industry as a whole. Annual and long term incentive compensation are used to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their ability. Both types of incentive compensation are variable and structured to encourage a continuing focus on profitability and stockholder value.

    Compensation for each of the officers identified in the proxy statement ("Named Officers"), as well as other individuals designated by the Board as officers subject to Section 16 of the Securities and Exchange Act of 1934 ("Executive Officers"), consists of a base salary and annual and long-term incentive compensation. Base salaries are fixed to be competitive in the electronics industry. Annual and long term incentive compensation is more variable and closely tied to performance for the fiscal years in question. As a general rule, incentives paid in the past are not considered in setting current incentive targets or determining incentive amounts. More specific information on each of these compensation elements follows.

    SALARIES

    It is the Committee's objective to fix base salaries at levels that are competitive (what is perceived to be the middle of the range) to those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including those companies making up the semiconductor manufacturers in the peer group line of the stock performance graph. The Committee believes that this is necessary to attract and retain the executive talent required to lead the Company as the Company competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. At the end of each fiscal year, each Executive Officer (excluding the President and CEO) is reviewed by the President and CEO and, where applicable, his or her manager, using the same review standards applied to all employees in the Company. The review made in fiscal 1997 for performance in fiscal year 1996 covered results achieved on specific performance objectives and evaluation of position performance characteristics and peer, subordinate and internal customer feedback. Specific performance objectives vary depending on the Executive Officer's position and responsibilities (i.e., an operations manager may be given an objective of achieving a certain profit target for the manager's business unit while the chief financial officer may be given an objective of implementing certain financial control systems). Position performance characteristics reviewed in fiscal 1997 included technical/functional skills; execution/productivity; customer focus/quality; communications/ interpersonal skills; team participation; innovation/problem solving; leadership/employee development; and other position-specific characteristics identified by the appropriate manager, with each position performance characteristic weighted equally. Peer, subordinate and internal customer feedback was also considered in the review process. The CEO then made a recommendation to the Committee as to salary, including salary increases, based on his judgment of the Executive Officer's performance. The Committee reviewed independently these recommendations and approved, with any modifications it deemed appropriate, the annual salary, including salary increases, for the Executive Officers (other than the President and CEO). Industry, peer group and national survey results were also considered in making salary determinations to maintain parity of the Company's pay practices within the electronics industry.

    With respect to the salary for the President and CEO, the Committee did not give a salary increase to Mr. Halla during fiscal 1997. Mr. Halla joined the Company as President and CEO shortly before the end of fiscal 1996. The base salary for Mr. Halla was set at that time at a competitive level for the electronics industry. Since Mr. Halla was with the Company for less than four weeks of the 1996 fiscal year, the Committee did not believe it appropriate to grant a salary increase in fiscal 1997. The Committee expects to make a performance assessment of Mr. Halla for fiscal 1997 and consider a salary increase for him in fiscal 1998.

INCENTIVE COMPENSATION

    EXECUTIVE OFFICER INCENTIVE PLAN

    Annual incentive compensation for fiscal 1997 was awarded under the Executive Officer Incentive Plan ("EOIP"). The EOIP, in which only Executive Officers may participate, is modeled on the Company's Key Employee Incentive Plan which has been in effect for several years and is still available for key employees who are not Executive Officers of the Company. Under the EOIP, incentive awards are calculated at the end of the fiscal year, with the amount of the award based upon achievement of financial and other performance goals based on business criteria specified in the EOIP. At the beginning of the fiscal year, the Committee reviewed and approved, making such modifications as it deemed necessary, the recommendations of Mr. Halla and the Company's finance department for the financial and other performance goals and the specific weights assigned to the performance goals. To foster teamwork, all EOIP participants other than Mr. Pond were given the same financial performance goals relating to profit before tax (exclusive of extraordinary items). In addition, Mr. Halla and Mr. Macleod were given financial cash flow management goals. With the exception of Mr. Pond, whose goals were solely financial relating to cash flow from operations for which he was responsible, financial goals accounted for 50% of the total weight of each participant's goals. In contrast to prior years, when all EOIP participants had the same strategic and management goals and weightings, strategic and management goals for each participant and their weightings varied, depending on the participant's position and areas of responsibility. For example, division managers were given goals relating to the number of products introduced by the division during the year and manufacturing managers were given goals relating to improvements in process technology. This was done to ensure accountability by the participant for the performance of the participant's staff and operations. Mr. Halla's strategic goals were as follows: progress on the Company's strategic imperatives relating to process technology, time to market development methodology, and world class manufacturing (10%), communication of new products and the Company's market position (10%), completion of the Fairchild Semiconductor transaction (10%), increases in employee retention (10%), and cost reductions (10%). Numerical measurements of goal performance were also specified for each goal.

    At the start of the fiscal year, the Committee also set target incentive levels which established the expected value, as a percentage of base salary, of an EOIP award at a performance rating of 100%. Those target incentive levels were set for the Executive Officers at levels that would be expected to bring total annual cash compensation (salary and EOIP award paid out at a 150% performance rating) to the level that is perceived to be the top quarter of the range for senior executives at electronics manufacturers in general (again, a group that is considerably larger than the semiconductor manufacturers included in the peer group line in the stock performance graph). Actual awards can range from 0% to 200% of the target incentive. At the end of the fiscal year, the Committee reviewed the performance of each Executive Officer against the assigned goals, and the results of this review process were used by the Committee to determine the total performance score for each Executive Officer.

    The fiscal year 1997 EOIP performance rating was over 100% for each Executive Officer. The performance rating on the profit before tax goals was over 150%, and the rating on the cash flow goals was over 200%. The individual awards for fiscal 1997 (which appear as "Bonus" in the Summary Compensation table) were calculated by applying the target incentive level to the performance rating of each participant. The Committee assessed Mr. Halla's performance rating at 154%, resulting in an EOIP award for fiscal 1997 of $1,000,000. This award exceeded the level of award guaranteed to Mr. Halla upon his joining the Company in May 1996.

    PERFORMANCE AWARD PLAN

    The Performance Award Plan ("Performance Plan"), which was first adopted during fiscal 1993, provides for the award of stock and/or cash based on performance units assigned to participants at the start of Performance Plan cycles running from three to five fiscal years and the achievement of performance goals during that cycle. The Committee is responsible for the administration of the Performance Plan. Although awards, expressed in a number of performance units, were given in each year for fiscal 1993 through 1996, the Committee chose not to make any target awards for fiscal 1997. The primary purpose of this change was to bring compensation of the Company's Executive Officers in line with the compensation of other senior management. In addition, the Committee felt that the Performance Plan was not as effective as stock options in linking executive renumeration to the performance of the stock and stockholder interests. In prior years, the number of performance units assigned to each Executive Officer had been based on a calculation of salary multiples and a desired stock price, with the intention that a certain portion of the compensation package should be paid in stock. Performance goals and triggering performance goals were also set for each Performance Plan cycle. The triggering performance goal would "trigger" the payout of the award if the goal was met in either the third or fourth year of the five year Performance Plan cycle. At the time awards were determined, the number of performance units actually received, as a percentage of the target award, was calculated by the Company's actual performance against the stated goals. No participant could receive more than 200% of the number of target award performance units.

    The Committee has the sole power and discretion to pay Performance Plan awards in Company Common Stock, or as a combination of stock and cash, with the cash portion not to exceed 50% of the total award unless the Committee determines, due to extenuating circumstances, that it is more appropriate to pay awards entirely in cash. At the end of fiscal 1997, the triggering performance goals set in fiscal 1995 for Cycle III of the Performance Plan, which were based on cumulative average growth rate and average normalized return on equity, had not been met and no award was paid. It is possible that Performance Plan awards for Cycle III may be paid in the future.

    STOCK OPTIONS

    For many years, the Company has provided stock options as an incentive to its executives and key employees to promote the growth and profitability of the Company. Stock options have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries.

    The Committee is responsible for the administration of the Company's stock option programs. Option grants are made under the Stock Option Plan, as amended, at the fair market price on date of grant and expire up to ten years and one day after the date of the grant. The Committee believes stock options are a competitive necessity in the electronics industry, particularly in the semiconductor portion thereof.

    Options are viewed as long term incentive compensation. As a general rule, the Committee believes that a certain portion of the compensation package for all Executive Officers, including the President and CEO, should be based on long term incentives. In fiscal 1997, the Committee determined not to make target awards under the Performance Plan and to focus long term incentives solely on stock options. As noted in the discussion on the Performance Plan, SUPRA, the Committee felt that options would more effectively focus the Executive Officers on stock performance and align the interests of the Executive Officers with the Company's stockholders. As a result, the Committee chose to make substantially larger grants of options to Executive Officers than it had in the past few years.

    In fixing the grants of stock options to Executive Officers, including the Named Officers other than the President and CEO, the Committee reviewed with the President and CEO the recommended individual awards, taking into account the respective scope of accountability, strategic and operational goals, anticipated performance requirements and contributions of each Executive officer. With respect to the option granted to the President and CEO during fiscal 1997, the Committee granted Mr. Halla an option for 500,000 shares, which is the maximum number of shares that may be granted during a fiscal year to any one individual under the Company's Stock Option Plan. This option grant had been part of the compensation package made available to Mr. Halla as an incentive for him to join the Company in May 1996.

    CEO COMPENSATION

    As noted above, Mr. Halla joined the Company near the end of fiscal 1996. The compensation package made available to Mr. Halla was heavily weighted in stock and stock options in an effort to align his interests with those of the Company's stockholders and to compensate him for the significant value in unvested stock options granted by his prior employer forfeited by him in order to join the Company. In addition to a base salary viewed as competitive by the Committee, Mr. Halla was guaranteed an EOIP award for fiscal 1997 at a 100% target incentive level, granted an option for 500,000 shares in both fiscal 1996 and 1997, and awarded in 1996 a special one-time grant of 200,000 shares of restricted stock. The restrictions on the restricted stock expire in four equal annual installments, and the restricted stock award to Mr. Halla is shown for 1996 in the Summary Compensation Table.

    PACKAGE MADE AVAILABLE TO MR. POND

    In July 1996, the Committee approved a Retention Agreement with Mr. Pond, which assigned to Mr. Pond full management responsibility for the Company's logic and memory product lines, including the manufacturing operations related thereto, which comprised a substantial portion of the Fairchild Semiconductor organization ("Fairchild"). Under the Retention Agreement, Mr. Pond agreed to use his best efforts to sell or otherwise dispose of the Fairchild businesses and their related assets on terms favorable to the Company. Compensation under the Retention Agreement was an annual salary of $418,000, a stock option grant of 100,000 shares, an EOIP incentive based on cash flows from the logic and memory product lines (as noted in "Executive Officer Incentive Plan" SUPRA) and an incentive based on the value received by the Company upon any sale or other disposal of Fairchild. In addition, Mr. Pond agreed to enter into a negotiated severance agreement providing for benefits upon termination of employment with the Company, including termination upon the sale of Fairchild. The Committee felt that it was necessary to enter into these arrangements with Mr. Pond to ensure he would exert his best efforts to achieve maximum value for the Company in the disposition of Fairchild and continue to manage Fairchild in a way that would not impair or limit its value. Upon completion of the Fairchild transaction, in addition to the incentive due for the closing of the transaction, Mr. Pond received under the severance agreement a lump sum amount representing one year's salary, four weeks vacation, and an incentive calculated at seventy percent (70%) of annual salary. In addition, vesting of all options previously granted to Mr. Pond was accelerated and he was given until June 1998 to exercise the options.

    LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION FOR FEDERAL INCOME TAX PURPOSES

    The Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") precludes the Company from taking a deduction for compensation in excess of $1 million for the Named Officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee believes that the EOIP, the Stock Option Plan and the Performance Plan all qualify as performance-based compensation under the regulations issued under the 1993 Act, allowing the Company to deduct compensation paid to Executive Officers under these plans. However, the restricted stock issued to Mr. Halla in fiscal 1996 is not considered performance based, and, as such, to the extent that compensation from salary and restricted stock together exceed $1,000,000, it is not deductible. The Committee believes that this is justified because it was essential to include the restricted stock in Mr. Halla's compensation package in order to attract him to the Company.

    The deductibility limitations in the 1993 Act also apply to certain of the amounts paid Mr. Pond under the Retention and Severance Agreements discussed above. Specifically, salary amounts, all amounts paid under the Severance Agreement, and the incentive due upon the sale of Fairchild do not qualify as performance-based compensation under regulations issued under the 1993 Act, and may not be deductible to the extent the $1,000,000 amount is exceeded. The Committee also believes this is justified because the Retention and Severance Agreements were necessary to ensure Mr. Pond's best efforts to achieve maximum value for the Fairchild businesses.

    Submitted by members of the Stock Option and Compensation Committee:

                   J. Tracy O'Rourke -- Chairman

     Modesto A. Maidique                     Donald E. Weeden

                      AMENDMENT OF THE DIRECTOR STOCK PLAN

    The Company's Director Stock Plan ("Director Plan") has been in effect since 1992. The Director Plan provides for the automatic issuance of the Company's Common Stock to the Company's directors at certain specified times. The Director Plan was first adopted by the Company's Board of Directors on August 20, 1992 and approved by the stockholders on October 30, 1992. The Company's Board of Directors, subject to stockholder approval, has amended the Director Plan to permit the directors to take their annual cash retainer fees in stock instead of cash and to extend its termination date to June 26, 2007. The Company believes that the amendments will permit directors further opportunities to increase their ownership of Company stock, as well as promoting the recruiting and retention of highly qualified individuals to serve as directors and strengthening the commonality of interest between directors and stockholders.

    The full text of the Director Plan as amended appears as Exhibit A hereto. The principal features of the Director Plan are outlined below and should be read in conjunction with Exhibit A.

DESCRIPTION OF THE DIRECTOR PLAN

    The Director Plan authorizes the issuance of up to 200,000 shares of the Company's $.50 par value Common Stock to eligible non-employee directors of the Company. The Director Plan provides that stock is issued automatically to all eligible directors as follows: (i) on the date of approval of the Director Plan by the Company's stockholders in 1992, each eligible director was issued 1,000 shares of Common Stock; (ii) each person who becomes an eligible director after the date of stockholder approval of the Director Plan is issued 1,000 shares of Common Stock on the date of appointment to the Board; and (iii) each eligible director is issued 1,000 shares of Common Stock on the date of each subsequent election to the Board by the stockholders. As amended, the Director Plan would permit directors to also make an irrevocable election at the time of initial appointment to the Board and each subsequent election by the stockholders to receive the full value of the director's annual cash retainer fees for Board membership and Committee chairmanship in Common Stock. The number of shares to be issued would be determined by dividing the retainer fee by the opening price of the Common Stock on the New York Stock Exchange on the initial appointment date or subsequent reelection by the stockholders, as applicable. As amended, the Director Plan would permit directors making the election to receive more than the 1,000 shares issued annually, although the number of additional shares would depend on the stock price and the size of the retainer fee.

    Common Stock issued under the Director Plan is restricted from sale, assignment or other transfer for a period of six months from the date of issuance. In the event any recipient ceases to act as a director prior to the expiration of six months from the date of issuance, all rights in and to the Common Stock issued under the Director Plan revert to the Company.

    In the event of any change in the shares of the Company through the declaration of a stock dividend or a stock split-up or through recapitalization resulting in share split-ups, or combination or exchanges of shares, or otherwise, the number of shares available for issuance under the Director Plan, as well as the number of shares to be issued pursuant to the terms of the Director Plan, will be proportionately adjusted.

    The Director Plan is administered by the Board. The Board's construction and interpretation of the terms and provisions of the Director Plan are final and conclusive. Issuance of stock under the Director Plan and the amount, timing and terms as to eligibility are specified by the terms of the Director Plan.

    The Board may amend, modify, suspend or terminate the Director Plan for the purpose of meeting or addressing any changes in legal requirements or any other purpose permitted by law but may not amend the

Director Plan more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Stockholder approval will be sought for Director Plan amendments if it is determined to be required or advisable under Securities and Exchange Commission or Internal Revenue Service Regulations, applicable stock exchange rules, or other applicable laws or regulations.

    The Company is required to record director compensation expense in connection with the Director Plan.

SUMMARY OF BENEFITS UNDER THE DIRECTOR PLAN

    The Director Plan is only available to directors who are not employees of the Company. In fiscal 1997, each director received 1,000 shares of Common Stock at the time of the stockholder's meeting in September 1996. If the amendments to the Director Plan had been in effect in fiscal 1997, and each director had elected to receive his annual retainer and chairman fees in stock, each eligible director would also have received the following additional shares:

                                                                                   NUMBER
                                                                                 OF SHARES     VALUE(1)
                                                                                 ----------  ------------
Gary P. Arnold.................................................................        958   $  19,998.25
Robert Beshar..................................................................        958   $  19,998.25
Modesto A. Maidique............................................................       1197   $  24,987.38
Edward R. McCracken............................................................       1197   $  24,987.38
J. Tracy O'Rourke..............................................................       1197   $  24,987.38
Charles E. Sporck..............................................................        958   $  19,998.25
Donald E. Weeden...............................................................        958   $  19,998.25

------------------------


(1) value is based on $20.875, the opening price of the Common Stock on the date of the 1996 Annual Meeting of Stockholders. The value of any fractional shares would be paid in cash. The total number of the additional shares that might be issued and value of shares will vary depending on the price of the Common Stock.


    The Company believes the amendment to the Director Plan will result in increased ownership of the Company's Common Stock by the directors and increased commonality of interests by the directors with the Company's stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE DIRECTOR PLAN AS AMENDED. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

                   ADOPTION OF THE DIRECTOR STOCK OPTION PLAN

    The Company's Board of Directors, subject to stockholder approval, has adopted the National Semiconductor Corporation Director Stock Option Plan ("Option Plan") which provides for grants of stock options to non-employee members of the Board of Directors of the Company. For several years, the Company has provided stock options as an incentive to its executives and key employees to promote the growth and profitability of the Company. The Company views stock options as a major means to attract and retain highly qualified executives and key personnel upon whose judgment, skill, and initiative the Company's success is largely dependent. As with stock option plans maintained for employees, the Company believes that the Option Plan will promote the recruiting and retention of highly qualified individuals to serve as directors and will also strengthen the commonality of interest between directors and stockholders.

    The full text of the Option Plan appears as Exhibit B hereto. The principal features of the Plan are outlined below and should be read in conjunction with Exhibit B.

DESCRIPTION OF THE OPTION PLAN

    The Option Plan authorizes the grant of options to purchase up to 1,000,000 shares of the Company's $0.50 par value Common Stock to eligible non-employee directors of the Company. The Option Plan was initially adopted by the Company's Board of Directors on June 26, 1997. As detailed more fully below, the Option Plan provides for automatic grants of stock options at certain specified times. No options can be granted under the Option Plan until it has been approved by the Company's stockholders.

    The Option Plan is administered by the Board. Although the Board's construction and interpretation of the terms and provisions of the Option Plan are final and conclusive, grants of options under the Option Plan and the amount and nature of the awards to be granted are automatic and non-discretionary in accordance with the terms of the Option Plan. The purchase price under each option granted shall in no instance be less than 100% of the fair market value of the Common Stock on the date of grant. Options may be granted only to non-employee directors. Options granted are not transferable except by will or the laws of descent and distribution, and during the lifetime of a person to whom an option is granted, he alone may exercise it.

    Options granted under the Option Plan are non-qualified or non-statutory stock options and not incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The shares issued upon the exercise of options granted may be previously unissued shares, reacquired shares or shares bought on the market. The purchase price for all shares purchased pursuant to options exercised must be either paid in full in cash, or paid in full in Common Stock of the Company valued at fair market value on the date of exercise or a combination of cash and Common Stock.

    The Option Plan provides that options are granted automatically to all eligible directors as follows: (i) on the date of adoption of the Option Plan by the Company's stockholders, each eligible director will be granted an option to purchase 10,000 shares of Common Stock; (ii) each person who becomes an eligible director after the date of the adoption of the Option Plan is granted an option to purchase 10,000 shares of Common Stock on the date of appointment to the Board; and (iii) each eligible director is granted an additional option to purchase 5,000 shares of Common Stock on the date of each subsequent election to the Board by the stockholders.

    The term of each option is ten years and one day and an option may not be exercised under any circumstance, including death, unless the director has remained as a director for six months following the option grant date. After the six-month period, options granted under the Option Plan are fully exercisable.

    Each option granted under the Option Plan is to be evidenced by a stock option agreement between the Company and the director. In the event of any change in the shares of the Company through the declaration of a stock dividend or a stock split-up or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for grant of options, as well as the shares subject to any outstanding option and the exercise price thereof, shall be appropriately adjusted.

    Under the Option Plan, a director may, upon termination of his status as a director for any reason other than retirement, permanent disability, or death, exercise an option at any time within three months after such termination to the extent such director was entitled to exercise the option at the date of termination, but not after expiration of the option term. In the event of termination of his status as director by retirement or permanent disability, the option may be exercised in accordance with its terms at any time within five years after the termination, but not after expiration of the option term. In the event a director dies while still a director of the Company, the director's legal representative may exercise the option in accordance with its terms and conditions at any time within five years after the director's death, but not after expiration of the option term. If the director dies during the three months following termination for any reason other than retirement or permanent disability, the director's legal representative may exercise the option at any time within a period of one year after the director's death to the extent that the director was entitled to exercise the option at date of death, but not after expiration of the option term.

    The Board may amend, modify or terminate the Option Plan for the purpose of meeting or addressing any changes in legal requirements or any other purpose permitted by law but may not amend provisions of the Option Plan relating to terms of options or the formula for granting of options more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Stockholder approval will be sought for Option Plan amendments if it is determined to be required or advisable under Securities and Exchange Commission or Internal Revenue Service Regulations, applicable stock exchange rules, or other applicable laws or regulations.

TAX CONSEQUENCES OF THE OPTION PLAN

    Options granted under the Option Plan are non-qualified or non-statutory stock options and are not incentive stock options within the meaning of Section 422 of the Code ("non-qualified stock options").

    A director will not be deemed to have received any compensation for Federal income tax purposes upon the grant of a non-qualified stock option but will realize taxable ordinary income at the time of exercise in the amount of the excess, if any, of the fair market value of the Common Stock on the date of exercise over the exercise price. The basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise of such option. If the director holds such shares for the long term capital gain holding period following the date taxable income is realized as a result of the exercise of the option, any gain realized upon disposition will be taxed to the director as long-term capital gain. If a director exercises a non-qualified stock option and makes payment with shares of the Company's Common Stock, the director will not recognize gain or loss for the number of shares equally exchanged at the time of exercise. However, the additional shares transferred to the director will cause him to realize, at the time of exercise, taxable ordinary income in an amount equal to the fair market value of the additional shares transferred to him less any cash paid by him. The Company will be entitled to a deduction for Federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the director upon the exercise of the option. Although the Tax Reform Act of 1986 eliminated the special long-term capital gain deduction so that the entire gain on disposition of stock acquired under the Option Plan would be taxed at ordinary income tax rates, 1990 amendments to the Code have made 28% the maximum tax rate applicable to net capital gains, and 1997 amendments to the Code reduce the maximum tax rate to 20%.

SUMMARY OF BENEFITS UNDER THE OPTION PLAN

    The Option Plan is only available to directors who are not employees of the Company. If the Option Plan had been in effect during fiscal 1997, each of Messrs. Arnold, Beshar, Maidique, McCracken, O'Rourke, Sporck and Weeden would have received an option for 10,000 shares each in September 1996 with an option exercise price of $20.875. The options would have been fully exercisable in March 1997.

    The following table sets forth the number of options non-employee directors will receive on September 26, 1997 if the Option Plan is approved:

                                                                                           NUMBER OF
                                                                                          OPTIONS(1)
                                                                                      -------------------
Gary P. Arnold......................................................................          10,000
Robert Beshar.......................................................................          10,000
Modesto A. Maidique.................................................................          10,000
Edward R. McCracken.................................................................          10,000
J. Tracy O'Rourke...................................................................          10,000
Charles E. Sporck...................................................................          10,000
Donald E. Weeden....................................................................          10,000

------------------------

(1) Exercise price will be the opening price on the New York Stock Exchange on September 26, 1997. Options will vest completely on March 26, 1998.

    The Company believes that the addition of stock options to the non-employee director compensation package will promote the recruiting and retention of highly qualified individuals to serve as directors and will further strengthen the commonality of interest between the directors and the Company's stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE DIRECTOR STOCK OPTION PLAN. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

                        COMPANY STOCK PRICE PERFORMANCE

    The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index for the five years ending May, 1997. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index. It also assumes reinvestment of all dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NSC, S&P 500 INDEX AND S&P ELECTRONICS (SEMICONDUCTORS) INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              NSC      PEER GROUP    S&P 500
1992          100.00        100.00     100.00
1993          139.29        203.94     111.59
1994          184.52        235.26     116.35
1995          288.10        370.10     139.84
1996          154.76        413.55     179.61
1997          267.86        774.12     232.56

------------------------

* $100 invested on 5/31/92 in stock or index, including reinvestment of dividends.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Stock Option and Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                  OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

    The Common Stock of the Company is its only class of voting Capital Stock. The Company's Common Stock is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 1, 1997. At the close of business on that date, the Company had issued and outstanding 146,638,128 shares of Common Stock, $.50 par value and the closing price of the Company's Common Stock as reported in the Wall Street Journal composite transactions was $31.4375.

    The following table sets forth the known ownership of more than 5% of the Company's outstanding Common Stock as of June 22, 1997:

                                                      AMOUNT AND
                                                       NATURE OF
               NAME AND ADDRESS OF                    BENEFICIAL     PERCENT OF
                 BENEFICIAL OWNER                      OWNERSHIP        CLASS
--------------------------------------------------  ---------------  -----------
  The Equitable Companies Incorporated............     8,340,186(1)        5.73
   787 Seventh Avenue
   New York, NY 10019

  The Capital Group Companies, Inc................     9,800,330(2)        6.73
   333 South Hope Street
   Los Angeles, CA 90071

------------------------

(1) Includes 8,220,486 shares of which The Equitable Companies Incorporated has sole voting power, 5,800 shares of which The Equitables Companies Incorporated has shared voting power, 8,339,686 shares of which The Equitable Companies Incorporated has sole dispositive power, and 500 shares of which The Equitable Companies Incorporated has shared dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 12, 1997 filed jointly by The Equitable Companies Incorporated on behalf of itself, AXA, a French company owning a majority interest in The Equitable Companies Incorporated, and five French mutual insurance companies collectively known as Mutuelles AXA, the owners of a majority interest in AXA.

(2) The Capital Group Companies, Inc. disclaim beneficial ownership pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 on the basis that the shares are owned by accounts under discretionary investment management. Includes 1,194,900 shares of which The Capital Group Companies, Inc. has sole voting power and 9,800,330 shares of which The Capital Group Companies, Inc. has sole dispositive power and 8,292,930 shares of which Capital Research and Management Company, a subsidiary of The Capital Group Companies, Inc., has sole dispositive power. The information concerning the shares owned is from a Schedule 13-G dated February 12, 1997 filed jointly by The Capital Group Companies, Inc. on behalf of itself and six investment management companies, including Capital Research and Management Company, owned by it.

                              -------------------

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the 1997 Annual Meeting of Stockholders. Each holder of Common Stock is entitled to one vote for each share held. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all nominees. Proxies which withhold authority to vote as to specific directors shall be deemed to cast votes for those directors not so specified. If no vote is marked with respect to any matter, the shares will be voted in accordance with the

Board of Directors' recommendations. Abstentions and broker non-votes are included in the determination of a quorum but neither abstentions nor broker non-votes are counted in determining the number of shares voted on proposals presented to stockholders.

                              INDEPENDENT AUDITORS

    The Board has selected the accounting firm of KPMG Peat Marwick to continue to serve as the Company's independent auditors for the fiscal year ending May 31, 1998. Management has not followed the practice of presenting the selection of auditors to the stockholders for approval. A representative of KPMG Peat Marwick is expected to attend this meeting and will be available to respond to stockholders' questions or make a statement if he or she desires to do so.

    Audit services provided by KPMG Peat Marwick in fiscal 1997 included the examination of the Company's consolidated financial statements for the year ended May 25, 1997, the review of various filings with the Securities and Exchange Commission, and statutory audits of certain foreign subsidiaries.

    The audit services provided to the Company by KPMG Peat Marwick were approved by the Audit Committee of the Board prior to being rendered. Other specific services were approved by officers of the Company after a determination that none of such services would affect KPMG Peat Marwick's independence as auditors of the Company's financial statements based upon guidelines previously approved by the Audit Committee.

                             STOCKHOLDER PROPOSALS

    Stockholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 1998 Annual Meeting of Stockholders of the Company, provided that such proposals are received in writing by the Company no later than April 15, 1998, and provided that such proposals are otherwise in compliance with applicable law and regulations.

                                 ANNUAL REPORT

    This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended May 25, 1997. Stockholders are referred to such report for financial and other information about the activities of the Company, but except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

                                   FORM 10-K

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, MAIL STOP 10-397, NATIONAL SEMICONDUCTOR CORPORATION, 2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090, SANTA CLARA, CALIFORNIA 95052-8090.

                           INCORPORATION BY REFERENCE

    According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the following document or portion thereof is incorporated by reference: "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended May 25, 1997.

                                 OTHER MATTERS

    Management knows of no other matters which will be brought before the meeting. If any such matters are properly brought before the meeting, however, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

    Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy at your earliest convenience in the enclosed postpaid envelope.

                                                             [SIG]
                                                    JOHN M. CLARK III
                                                    SECRETARY

August 15, 1997

                                                                       EXHIBIT A

                       NATIONAL SEMICONDUCTOR CORPORATION
                              DIRECTOR STOCK PLAN
                        AS AMENDED THROUGH JUNE 26, 1997

1.  PURPOSE

    The purposes of the Director Stock Plan (the "Plan") of National Semiconductor Corporation (the "Corporation") are to promote the recruiting and retention of highly qualified individuals to serve in the capacity of non-employee directors of the Corporation and to strengthen the commonality of interest between directors and stockholders.

2.  STOCK SUBJECT TO THE PLAN

    200,000 shares of the Corporation's $.50 par value Common Stock shall be available for issuance under the Plan, subject to adjustment as provided in Paragraph 6, which may be unissued shares, reacquired shares, or shares bought on the market.

3.  ADMINISTRATION

    The Plan shall be administered by the Board of Directors of the Corporation, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The amount of the Common Stock to be issued under the Plan, the timing of the issuance of the Common Stock under the Plan, and terms as to eligibility shall be in accordance with the terms of the Plan.

4.  ELIGIBILITY

    Common Stock issued under this Plan may be issued only to directors of the Corporation who are not employees of the Corporation or its subsidiaries or affiliates and have not been such employees for at least one year prior to becoming eligible to receive benefits under this Plan.

5.  TERMS OF STOCK AWARDS

    (a) Common Stock shall be issued automatically to all eligible directors as follows: (i) on the date of the approval of the Plan by the holders of a majority of the shares represented at a meeting of the Corporation's stockholders duly called and held in accordance with the Corporation's by-laws and applicable law, each eligible director shall be issued 1,000 shares of Common Stock; (ii) each person who becomes an eligible director after the date of stockholder approval of the Plan shall be issued 1,000 shares of Common Stock on the date of the appointment of such person to the Board of Directors; and
(iii) each eligible director shall be issued 1,000 shares of Common Stock on the date of each subsequent election of such director to the Board of Directors by the stockholders.

    (b) Common Stock shall be issued to each eligible director who elects within ten (10) days after the date of (i) initial appointment to the Board of Directors, or (ii) each subsequent election to the Board of Directors by stockholders, to receive the full value of the director's annual cash retainer fees for Board membership and Committee chairmanship in Common Stock. The number of shares to be issued shall be determined by dividing the retainer fee by the opening price of the Common Stock on the New York Stock Exchange on the date of initial appointment or the subsequent reelection by the stockholders, as applicable.

If there is no trading on such day, the opening price of the Common Stock on the New York Stock Exchange on the first previous trading date shall be used. Fractional shares shall not be issued and the value of any fractional shares shall be paid in cash.

    (c) Common Stock issued under the Plan, whether pursuant to Paragraph 5(a) or 5(b), shall be restricted from sale, assignment or other transfer for a period of six months from the date of issuance. In the event any recipient shall cease to act as a Director prior to expiration of six months from the date of issuance, all rights in and to the Common Stock so issued shall be forfeited and shall revert to the Company. All Common Stock acquired by the Company in this manner shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon such cancellation become available for reissuance under the Plan.

    (d) While the Plan is in effect, the Corporation at all times will keep available the number of shares of stock required to satisfy the terms of the Plan.

    (e) The Corporation will seek to obtain from each regulatory commission or agency having jurisdiction such authority as may be required to issue shares of stock under the Plan. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of its stock under the Plan shall relieve the Corporation from any liability for failure to issue such stock until such time when such authority is obtained or is obtainable.

    (f) Nothing in this Plan shall confer on any participant any right to continue as a director of the Corporation.

6.  ADJUSTMENT IN NUMBER OF SHARES

    In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for issuance, as well as the number of shares to be issued pursuant to the terms of Paragraph 5 (a), shall be proportionately adjusted, provided that the number of shares issuable at any one time to any one participant shall always be a whole number.

7.  PAYMENT OF WITHHOLDING TAXES

    The payment of all or part of any applicable withholding taxes due upon issuance of stock under the Plan, up to the highest marginal rates then in effect, shall be made by the withholding of shares otherwise issuable. Shares withheld in payment of such taxes shall be valued at the fair market value of the Corporation's Common Stock on the date of issuance of stock under the Plan.

8.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

    (a) The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder. The Board will seek stockholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Corporation's stock is listed or other applicable law or regulation.

    (b) The Plan, unless sooner terminated, shall terminate on June 26, 2007. No stock may be issued under the Plan until the Plan is approved by stockholders or while the Plan is suspended or after it is terminated.

9.  EFFECTIVE DATE

    The Plan shall become effective on August 20, 1992, subject to approval by the stockholders of the Corporation within twelve months after such date.

                                                                       EXHIBIT B

                       NATIONAL SEMICONDUCTOR CORPORATION
                           DIRECTOR STOCK OPTION PLAN

1.  PURPOSE

    The purposes of the Director Stock Option Plan (the "Plan") of National Semiconductor Corporation (the "Corporation") are to promote the recruiting and retention of highly qualified individuals to serve in the capacity of non-employee members of the Board of Directors of the Corporation ("Directors") and to strengthen the commonality of interest between Directors and stockholders.

2.  NON-QUALIFIED OPTIONS

    It is intended that options to purchase shares of the Corporation's $.50 par value common stock (the "Common Stock") granted under this Plan shall constitute non-qualified or non-statutory stock options, and not incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

3.  STOCK SUBJECT TO THE PLAN

    There will be reserved for issue upon the exercise of options granted under the Plan 1,000,000 shares of the Corporation's Common Stock, subject to adjustment as provided in Paragraph 7, which may be unissued shares, reacquired shares, or shares bought on the market. If any option which shall have been granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for the purposes of the Plan (unless the Plan shall have been terminated).

4.  ADMINISTRATION

    The Plan shall be administered by the Board of Directors of the Corporation, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. Grants of options under the Plan and the amount and nature of the awards to be granted shall be automatic and non-discretionary in accordance with Paragraph 6.

5.  ELIGIBILITY

    Options may be granted only to non-employee Directors.

6.  TERMS OF OPTION AND OPTION AGREEMENTS

    Each option shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to all of the applicable following provisions:

    (a) The purchase price under each option granted shall be 100% of fair market value on the date of grant. The fair market value on the date of grant shall be the opening price of the Common Stock on the New York Stock Exchange on such date (or if there shall be no trading on such date, then on the first previous date on which there was such trading).

    (b) Options shall be granted automatically and without further action by the Board of Directors to all eligible Directors as follows: (i) on the date of the adoption of the Plan by the Corporation's stockholders, each eligible Director shall be granted an option to purchase 10,000 shares of Common Stock; (ii) each person who becomes an eligible Director after the date of adoption of the Plan shall be granted an option to purchase 10,000 shares of Common Stock on the date of the appointment of such person to the Board of Directors; and (iii) each eligible Director shall be granted an additional option to purchase 5,000 shares of Common Stock on the date of each subsequent election of such person to the Board of Directors by the stockholders.

    (c) The term of the non-qualified stock options granted under this Plan shall be ten years and one day from the date the option was granted.

    (d) Options shall become fully exercisable six months after the date of grant.

    (e) An option may not be exercised to any extent, either by the person to whom it was granted, or by any person after his death, unless the person to whom the option was granted has remained as a Director of the Corporation for not less than six months from the date when the option was granted.

    (f) The Corporation, during the terms of options granted under the Plan, at all times will keep available the number of shares of stock required to satisfy such options.

    (g) The Corporation will seek to obtain from each regulatory commission or agency having jurisdiction such authority as may be required to issue and sell shares of stock to satisfy such options. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance and sale of its stock to satisfy such options shall relieve the Corporation from any liability for failure to issue and sell stock to satisfy such options pending the time when such authority is obtained or is obtainable.

    (h) Neither a person to whom an option is granted nor his legal representative, heir, legatee, or distributee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until he has exercised his option pursuant to the terms thereof.

    (i) An option shall not be transferable except by will or by the laws of descent and distribution, and during the lifetime of the person to whom the option is granted he alone may exercise it.

    (j) An option shall terminate and may not be exercised if the person to whom it is granted ceases to be a Director of the Corporation, except (subject nevertheless to the last sentence of this subparagraph (j)): (1) if his status as a Director is terminated for any reason other than (i) retirement, (ii) permanent disability, or (iii) death, he may exercise his option to the extent that he was entitled to exercise such option at the date of such termination at any time within a period of three (3) months following the date of such termination, or if he shall die within the period of three (3) months following the date of such termination without having exercised such option, his option may be exercised within a period of one year following his death by the person or persons to whom his rights under the option pass by will or by the laws of descent or distribution but only to the extent exercisable at the date of such termination; or (2) if his status as a Director is terminated by (i) retirement,
(ii) permanent disability, or (iii) death, his option may be exercised in accordance with its terms and conditions at any time within a period of five (5) years following the date of such termination by him, or in the event of his death, by the persons to whom his rights under the option shall pass by will or by the laws of descent or distribution. Nothing contained in this subparagraph
(j) is intended to extend the stated term of the option and in no event may an option be exercised by anyone after the expiration of its stated term.

    (k) Nothing in this Plan or in any option granted hereunder shall confer on any optionee any right to continue as a Director of the Corporation.

    (l) If an option agreement is not executed by the optionee and returned to the Corporation on or prior to ninety (90) days after the date the option is granted, such option shall terminate.

    (m) The following definitions shall apply for purposes of this Plan:

        (1) "retirement": termination as a Director after reaching age sixty-five (65) or after reaching age fifty-five (55) and the optionee's age plus years of service as a Director is sixty-five (65) or more;

        (2) "permanent disability": a permanent and total incapacity to perform any services as a Director.

7.  ADJUSTMENT IN NUMBER OF SHARES AND IN OPTION PRICE

    In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the number of shares available for option, as well as the shares subject to any option and the option price thereof, shall be appropriately adjusted, provided that the number of shares subject to any option shall always be a whole number.

8.  PAYMENT OF PURCHASE PRICE AND WITHHOLDING TAXES

    (a) The purchase price for all shares purchased pursuant to options exercised must be either paid in full in cash, or paid in full in Common Stock of the Corporation and valued at fair market value on the date of exercise or a combination of cash and Common Stock. Fair market value on the date of exercise is the opening price of the Common Stock on the New York Stock Exchange on such date, or if there shall be no trading on such date, then on the first previous date on which there was such trading.

    (b) All or part of required withholding taxes that may be due upon the exercise of an option, up to the highest marginal rates then in effect, may be paid by the withholding of shares otherwise issuable upon exercise of the option. Option shares withheld in payment of such taxes shall be valued at the fair market value of the Corporation's Common Stock on the date of exercise as defined herein.

9.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

    (a) The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided, however, that the provisions of Paragraphs 5, 6(a), 6(b), 6(c), 6(d), 6(e) and 6(j) of the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder. The Board will seek stockholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Corporation's stock is listed or other applicable law or regulation.

    (b) The Plan shall continue in effect unless sooner terminated. An option may not be granted while the Plan is suspended or after it is terminated.

    (c) Subject to the limitations of Paragraph 9, the rights and obligations under any options granted while the Plan is in effect shall not be altered or impaired by amendment, suspension or termination of the Plan, except with the consent of the person to whom the option was granted or to whom rights under an option shall have passed by will or by the laws of descent and distribution.

10.  EFFECTIVE DATE

    The Plan shall become effective on June 26, 1997, subject to approval by the stockholders of the Corporation within twelve months after such date. No option shall be granted under the Plan until the Plan has been approved by the stockholders of the Corporation.

PROXY                   NATIONAL SEMICONDUCTOR CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            1997 ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 26, 1997

   The undersigned acknowledges receipt of (a) Notice of 1997 Annual Meeting of the Stockholders of the Company to be held on September 26, 1997, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 25, 1997. Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of National Semiconductor Corporation (the "Company") which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders to be held in the Grand Ballroom of the Sofitel Hotel, 223 Twin Dolphin Drive, Redwood City, California on September 26, 1997 or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

   THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON EACH ITEM AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

             CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE     SEE REVERSE
                                                                  SIDE

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.


1. ELECTION OF DIRECTORS. NOMINEES:

Brian L. Halla, Gary P. Arnold,
Robert Beshar, Modesto A. Maidique,
Edward R. McCracken, J. Tracy
O'Rourke, Charles E. Sporck, Donald
E. Weeden.
                FOR      WITHHELD
              /     /     /     /


------------------------------------------------------------

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.

2. To approve amendments to the Director Stock Plan.

                FOR        AGAINST       ABSTAIN
              /     /      /     /       /    /


3. To approve the adoption of the Director Stock Option Plan.

                FOR        AGAINST       ABSTAIN
              /     /      /     /       /    /


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH PROPOSAL.


                        IN THEIR DISCRETION THE PROXIES ARE     MARK HERE
                        AUTHORIZED  TO VOTE  ON SUCH  OTHER    FOR ADDRESS  / /
                        MATTERS AS MAY PROPERLY COME BEFORE     CHANGE AND
                        THE  MEETING  OR   ANY  ADJOURNMENT    NOTE AT LEFT
                        THEREOF.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS
ATTORNEY,  EXECUTOR,   TRUSTEE  OR  IN  REPRESENTATIVE
CAPACITY, SIGN NAME AND TITLE.


Signature:                                        Date
          ------------------------------------         ----------------

Signature:                                        Date
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